For Immediate Release

CAPITAL RAISING INITIATIVES CONTINUE AT TIB FINANCIAL CORP.

NAPLES, FL. (June 11, 2010) – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs, Fort Myers and Cape Coral areas, South Miami-Dade County, the Florida Keys and Sarasota County, announced that it entered into an Agreement with Marty E. Adams, Kevin T. Thompson and John S. Loeber to assist the Company in raising $150 million in capital through an offering of shares of the Company’s common stock and/or newly created shares of mandatorily convertible preferred stock.

Tom Longe, Vice-Chairman, President and CEO, said “we are encouraged by the interest expressed by potential investors in the Company and we are optimistic in our ability to successfully conclude a capital raise in the near future.  We are confident that the addition to our team of these capable and experienced community bankers will be of great value as we move forward in the complex and time consuming capital raising process.”

Marty Adams was Chief Executive Officer of Sky Financial Group, Inc., a publicly owned bank holding company in Ohio, and its predecessor from 1987 to 2007, which grew from $200 million to $18 billion of assets during his tenure.  During this period the market capitalization of the company increased from $30 million to $3.5 billion at the time of Sky Financials’ sale to Huntington Bancshares, Inc. in July, 2007.

Kevin Thompson began his career in bank financial management in 1978 with Atlantic Bancorporation in Jacksonville, Florida.  From 1988 to 1998 he served as Controller for First of America Bancorporation in Kalamazoo, Michigan.  In 1998 he joined Sky Financial where he served with Adams as Chief Financial Officer until 2007.  During his tenure, Sky Financial completed 14 bank acquisitions.

John Loeber began his career as a commercial lender with Citizens and Southern Bank in Atlanta Georgia in 1974.  He progressed to senior level positions within commercial lending and credit management functions at Fleet National Bank in Rhode Island and as Chief Credit Officer with Peoples Bank in Indianapolis, Indiana, City Holding Company in Charleston, West Virginia, and First National Bank in Indianapolis, Indiana.  Since 2007 he has provided consulting services to community banks in loan administration, and due diligence services to financial industry investors.

At the completion of a successful private placement capital offering led by this team, Adams, Thompson and Loeber would join the Company and Bank’s executive management team as Chief Executive Officer, Chief Financial Officer and Chief Credit Officer, respectively.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a bank holding company with approximately $1.7 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral, Nokomis and Venice.  TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $164 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking, investment management and trust needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com.

Copies of TIBB news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s corporate web site at http://www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Vice Chairman, Chief Executive Officer and President at 239-263-3344 or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer at 239-659-5876.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The stock will be issued in a private placement transaction under the Securities Act of 1933 and has not been nor will it be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an application exemption from the registration requirements.

Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition and seasonality; risks that the Company may be unable to complete a capital offering and Messrs. Adams, Thompson and Loeber do not become senior managers of the Company; and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.